Vicor Corporation Reports Financial Results for the First Quarter Ended March 31, 2009

ANDOVER, MA -- (Marketwire - May 05, 2009) - Vicor Corporation (NASDAQ: VICR) today reported its financial results for the first quarter ended March 31, 2009.

Revenues for the first quarter decreased to $50,448,000, compared to $53,469,000 for the corresponding period a year ago and $51,324,000 for the fourth quarter of 2008. Gross margin decreased to $21,831,000 for the first quarter of 2009, compared to $22,460,000 for the corresponding period a year ago and $20,809,000 for the fourth quarter of 2008. Gross margin, as a percentage of revenue, increased to 43.3% for the first quarter of 2009 compared to 42.0% for the first quarter of 2008, and increased on a sequential basis from 40.5% for the fourth quarter of 2008. Net loss for the first quarter was $(2,543,000), or $(0.06) per diluted share, compared to net income of $620,000, or $0.01 per diluted share, for the corresponding period a year ago and a net loss of $(3,501,000), or $(0.08) per diluted share, for the fourth quarter of 2008. The net loss for the quarter was primarily due to a pre-tax charge of $3,098,000 for the cost of severance and other employee-related costs in connection with the Company's previously announced plan to reduce its workforce, which was completed in January 2009.

The book-to-bill ratio for the first quarter of 2009 was 0.99:1, as compared to 0.93:1 for the fourth quarter of 2008. Backlog at the end of the first quarter of 2009 was $52,068,000, as compared to $52,724,000 at the end of 2008.

Commenting on the first quarter performance, Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer, stated, "Despite a double digit contraction in global shipments of electronic products, Vicor's first quarter revenue declined less than two percent sequentially, evidence of the strength of our business model and broad product portfolio. Nevertheless, we remain cautious about the near term outlook."

Dr. Vinciarelli added, "As disclosed, Vicor took the difficult step of reducing its workforce by approximately eight percent during the first quarter. We also undertook other initiatives to reduce our overall cost structure. These steps have had a negative impact on our first quarter costs which included a one-time severance charge of $3.1 million. We are determined to achieve a more favorable, long term cost structure and robust profitability while pursuing a high level of investment in product development and future growth."

Depreciation and amortization for the first quarter of 2009 was approximately $2,625,000, and capital additions totaled $1,029,000. For the same period of 2008, depreciation and amortization was $2,586,000 and capital additions totaled $2,325,000. Cash, restricted cash equivalents and short-term investments increased by $1,877,000 to approximately $26,465,000 at the end of the first quarter of 2009 from $24,588,000 at the end of 2008. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan. The Company had previously announced an indefinite suspension of its semi-annual dividend.

As of March 31, 2009, the Company held approximately $38,300,000, at par value, of auction rate securities. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to continue to classify its holdings as long-term investments. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

The tax provision in 2009 has been provided for estimated income taxes due in various state and international taxing jurisdictions for which losses incurred by the Company cannot be offset and for estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. In 2008, the tax provision was based on the estimated annual effective tax rate for 2008, which included estimated federal, state and foreign income taxes on the Company's projected annual pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The 2009 and 2008 tax provisions also include discrete items, principally for increases in accrued interest for potential liabilities.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Tuesday, May 5, 2009, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-831-6270 at approximately 4:50 p.m. and use the Passcode 38089925. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through May 20, 2009. The replay dial-in number is 888-286-8010 and the Passcode is 66470419. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                          QUARTER ENDED
                                                           (Unaudited)

                                                      ---------------------
                                                        MAR 31,    MAR 31,
                                                         2009       2008
                                                      ---------  ----------

Net revenues                                          $  50,448  $   53,469
Cost of revenues                                         28,617      31,009
                                                      ---------  ----------
          Gross margin                                   21,831      22,460

Operating expenses:
          Sales & administration                         12,823      14,052
          Research & development                          7,751       7,511
          Severance charge                                3,098           0
                                                      ---------  ----------
             Total operating expenses                    23,672      21,563

Income (loss) from operations                            (1,841)        897

Other income (expense), net                                 118       1,200
                                                      ---------  ----------

Income (loss) before income taxes                        (1,723)      2,097

Provision for income taxes                                  428         242

Loss from equity method investment
 (net of tax)                                                 0         790
                                                      ---------  ----------

Consolidated net income (loss)                           (2,151)      1,065

Less: Net income attributable to
 noncontrolling interest                                    392         445
                                                      ---------  ----------

Net income (loss) attributable to
 Vicor Corporation                                   ($   2,543) $      620
                                                      =========  ==========

Net income (loss) per share attributable
 to Vicor Corporation:
           Basic                                     ($    0.06) $     0.01
           Diluted                                   ($    0.06) $     0.01

Shares outstanding:
           Basic                                         41,665      41,636
           Diluted                                       41,665      41,675

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    MAR 31,      DEC 31,
                                                     2009         2008
                                                  (Unaudited)  (Unaudited)
                                                  -----------  -----------
Assets

Current assets:
        Cash and cash equivalents                 $    25,136  $    22,639
        Restricted cash equivalents                       168          176
        Short-term investments                          1,161        1,773
        Accounts receivable, net                       28,586       28,757
        Inventories, net                               25,631       26,681
        Deferred tax assets                               451          451
        Other current assets                            2,817        2,279
                                                  -----------  -----------
                 Total current assets                  83,950       82,756

Restricted cash and cash equivalents                      534          561
Long-term investments                                  35,967       35,661
Property and equipment, net                            46,713       48,254
Other assets                                            4,597        4,690
                                                  -----------  -----------

                                                  $   171,761  $   171,922
                                                  ===========  ===========

Liabilities and Stockholders' Equity

Current liabilities:
        Accounts payable                          $     6,577  $     5,592
        Accrued compensation and benefits               6,260        6,783
        Accrued severance charge                        1,990            0
        Other accrued liabilities                       3,387        4,422
        Deferred revenue                                1,201          662
                                                  -----------  -----------
                 Total current liabilities             19,415       17,459

Long-term deferred revenue                              1,331        1,118
Long-term income taxes payable                            274          259
Deferred income taxes                                   1,577        1,660

Equity:
  Vicor Corporation stockholders' equity:
        Capital stock                                 161,791      161,591
        Retained earnings                             107,631      110,174
        Accumulated other comprehensive
         (loss) income                                 (3,078)      (2,767)
        Treasury stock                               (121,827)    (121,827)
                                                  -----------  -----------
              Total Vicor Corporation
               stockholders' equity                   144,517      147,171
  Noncontrolling interest                               4,647        4,255
                                                  -----------  -----------
        Total equity                                  149,164      151,426
                                                  -----------  -----------

                                                  $   171,761  $   171,922
                                                  ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439